Exhibit 99.1

Subject: Vivakor Completes Design and Moves to Prototyping New Smart Road Sensors

Vivakor, in partnership with TBT group and Rowan University’s Center for Research and Education in Advanced Transportation Engineering Systems (CREATEs), has announced that the design stage for four new smart road sensors has been completed and prototyping is scheduled to begin.

Learn about the details here:

PROACTIVEINVESTORS.COM

Vivakor updates on design stages of its self-powered roadway sensors and prototype stages

The four sensors, designed to be embedded into asphalt roads, will communicate directly with smart vehicles as well as gather and transmit information on roadway temperature, traffic volume, and other useful data points.

"We envision soon being able to offer our asphalt customers not only an environmentally friendly asphalt that was reclaimed from waste, but also an embedded smart sensor technology that will make the roadways safer. This is an exciting step for Vivakor," said Matt Nicosia, CEO of Vivakor, Inc.

About Vivakor, Inc.

Vivakor, Inc. is a clean energy technology and asset acquisition company with a focus in the area of natural resources. Vivakor's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on bitumen (heavy crude) extraction from shallow, oil-laden areas in Eastern Utah, along with petroleum-based remediation projects across the globe. The technologies utilized are low-cost, proprietary and proving themselves industry disruptive when measured by a number of important factors. The general business model has been to be an acquisition hub, focused on building and acquiring cash-flowing assets in discrete areas that have an acknowledged technological advantage and enable a substantial market opportunity within significant target markets across the globe. Our research, and the technology we acquire are anchored by our relationships with synergistic partners and product-specific commercialization strategies. From the point of product or technology conception, or through acquisition, development and commercialization, we expect to have strategic partners, joint ventures or licensing arrangements in place for many of our products to sustain revenue attainment.

For more information, please visit our website www.vivakor.com.

1

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Risk Factors section of the Company's Registration Statement and preliminary prospectus for the offering filed with the SEC. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Contact

949-281-2606

info@vivakor.com

ClearThink

nyc@clearthink.capital

2